Exhibit 10.2

RESTATED CONSULTING SERVICES AGREEMENT

This Restated Consulting Services Agreement (the “Agreement”) is entered into on August 20, 2018 and effective as of April 29, 2018 (the “Effective Date”), by and among Wize Pharma Ltd. (Registration Number 520033259), a limited liability company operating under the laws of Israel with offices at Hanagar 24, PO Box 6653 Hod Hasharon, Israel (the “Company”) and N. Danenberg Holdings (2000) Ltd. (Registration Number 512950981), a limited liability company operating under the laws of Israel having its principal place of business at Borochov 4, Hod- Hasharon, (the “Consulting Company”) through Noam Danenberg I.D. 27868272, an individual residing at Borochov 4, Hod Hasharon (“Mr. Danenberg”). The Company, Consultant and Mr. Danenberg are hereinafter referred to collectively as the “parties” and individually as a “party”.

R E C I T A L S:

WHEREAS, the parties wish to restate their engagement according to the service agreement between them dated September 30, 2015 (the “Prior Agreement”) subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto intending to be legally bound hereby agree as follows:

1.	The Provision of the Services.

1.1	The Company hereby extends the engagement of the Consulting Company to provide the Services (as defined below) through Mr. Danenberg exclusively, and the Consulting Company and Mr. Danenberg hereby agree to continue providing the Services to the Company through Mr. Danenberg exclusively, as described in this Agreement.

In this regard, the Consulting Company through Mr. Danenberg exclusively shall provide the Company and any of its Affiliates with services typically performed by a Chief Operating Officer, including general strategic consulting services, as required in the field of business development and raising funds, all as shall be required from time to time by the Company (the “Consulting Services” or the “Services”).

While acting as a representative of Consulting Company, Mr. Danenberg shall report to and receive instructions from the Company’s Chief Executive Officer or such other person designated by the Board of Directors of the Company from time to time.

The Services shall be performed by Mr. Danenberg primarily from the Company’s Israeli offices, however, Mr. Danenberg acknowledges that the Services may require international and local travel from time to time.

1.2	Mr. Danenberg shall devote his best abilities and best efforts to the performance of the Services under this Agreement (in accordance with the hours of service mentioned in Section 1.3) and provide the Services in a skillful, loyal and professional manner in accordance with generally accepted professional practices that are standard within the industry for top quality providers of similar services.

1.3	The exact working days on which Mr. Danenberg shall provide the Services shall be coordinated and agreed to in advance between the parties based on the Company’s needs and the scope of the Services, provided, however, that Mr. Danenberg shall not devote less than 80% of his working time (based on an average assessment of 33 weekly hours) to the performance of the Services. Notwithstanding the preceding sentences of this Section 1.3, and subject to any vacation or sick day policies of the Consulting Company, in the event Mr. Danenberg is not available to provide the Consulting Services during 18 vacation days per year and/or during 18 sick leave per year, any such absences will not constitute a breach of this Section 1.3, provided, however, that any such absences shall be coordinated in advance (with the exception of a medical emergency) between the parties. It is hereby clarified that any absence days due to sickness shall not require any medical certificate.

1.4	Mr. Danenberg shall ensure that the Services are provided in accordance with the provisions of any applicable laws and in a customary manner similar to the provision of consulting services in the industry.

2.	Representation and Warranties of the Consulting Company and Mr. Danenberg.

Each of the Consulting Company and Mr. Danenberg (the “Consulting Parties”) hereby represents and warrants, jointly and severally that:

2.1	The Consulting Company is an Israeli company wholly owned and controlled by Mr. Danenberg and during the Term of Engagement (as defined below) there shall not be any change in the ownership and control of the Consulting Company.

2.2	The Consulting Parties have the full power and authority to enter into this Agreement and to assume all of the obligations pursuant hereto. The obligations of the Consulting Parties under this Agreement are legal, valid and binding obligations and the execution of this Agreement and the performance of the Services hereunder by each will not conflict with, or result of any breach under, any other agreement or contract to which either is a party. The execution of the Agreement does not conflict with the organizational documents of the Consulting Company. No approval, authorization, notice to or consent of any other party is required in connection with the Consulting Parties’ execution of this Agreement.

2.3	Mr. Danenberg has the requisite qualifications, knowledge and experience to render the Services (as defined herein) and fulfill the obligations set forth in this Agreement.

2.4	In the provision of the Services, Mr. Danenberg undertakes to follow the Company’s procedures and/or policies as established or amended from time to time by the Company, including relating to computers and e-mail uses attached hereto as Appendix A.

2.5	Mr. Danenberg shall provide reports to the Company as required from time to time, in response to the Company’s demands and shall provide additional reports on his own initiative relating to his ongoing activities with respect to the provision of the Services and addressing any difficulties or challenges that occur or are expected to occur during the provision of the Services and other information of any kind which, in the circumstances of the case, should be brought before the Company.

2.6	The Consulting Company is not a manpower company and it has, and will have throughout the Term of Engagement (as defined below), all approvals, permits, insurances and licenses required (if at all) pursuant to applicable legislation to provide the Services in accordance with this Agreement.

2.7	The Consulting Company complies with the legal bookkeeping requirements under all applicable laws. The Consulting Company shall be properly registered at the authorities of Income Tax, Value Added Tax and National Insurance throughout the Term of Engagement.

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3.	Loyalty and prohibition of conflict of interests.

3.1	During the Term of Engagement, the Consulting Parties shall refrain from any action that constitutes a conflict of interest in the provision of Services. The Consulting Parties shall not compete with Parent and/or Company in the field of ophthalmology at any time during the Term of Engagement or for a period of 6 months following the Term of Engagement.

3.2	In addition, the Consulting Parties shall not accept, directly or indirectly, any payment or any benefit, directly or indirectly, from anyone who exists, maintains or wishes to maintain contact with them, due to the Consulting Parties’ provision of the Services to the Company and/or from whoever exists, maintains or wishes to maintain business relations with the Company, during the Term of Engagement. In the event that either of the Consulting Parties breach this Section 3.2, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and/or the Company may set-off such amount from any sums due to the Consulting Company.

3.3	The Consulting Parties undertake to notify the Company immediately and without delay regarding any matter or subject in respect of which it or Mr. Danenberg has a personal interest and/or which has the potential of creating a conflict of interest with respect to the provision of the Services. Moreover, upon execution of this Agreement, the Consulting Parties represent that each of them does not have any matter that may constitute a conflict of interest with the services of Mr. Danenberg to the Company.

3.4	The Consulting Parties undertake to fulfill the responsibilities described in this Agreement and to assist the Company, the Affiliates and to make Mr. Danenberg available, even following the termination of its relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to the Services or actions taken by Mr. Danenberg and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires Mr. Danenberg’s services after the termination of the Services, for any reason, the Company shall reimburse Consulting Company for its expenses in connection with performing the provisions of this Section 3.4.

4.	Reserved

5.	Term of Engagement.

5.1	The engagement of the Consulting Parties under the Prior Agreement commenced on April 29, 2015 (such date, the “Commencement Date”). This Agreement is effective as of April 29, 2018 (the “Effective Date”). For avoidance of any doubt, the Prior Agreement was in effect between the period as of April 1, 2015 and until April 28, 2018.

The term of engagement shall continue in effect from the Effective Date and end on the third anniversary of the Effective Date (the “Term of Engagement”). The engagement according to this Agreement may be terminated only after the Term of Engagement by either party subject to the delivery of a prior written notice by the terminating party of 120 days (the “Notice Period”). It is hereby clarified and agreed that in case that the engagement is terminated by the Company, other than for Cause, the Consulting Company shall be entitled to the Service Fees and all other entitlements (including bonuses as detailed in the Agreement) until the completion of the Term.

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5.2	Notwithstanding the foregoing, the Consultant Company may terminate the engagement for “Good Reason” in the event the Company breaches this Agreement which shall include any (i) reduction in the Service Fees, bonus or benefits, (ii) any assignment to the Consulting Company and/or Mr. Danenberg of duties materially inconsistent with the Consulting Services, (iii) resignation of Mr. Danenberg due to sickness that would entitle him to severance pay in accordance with Section 6 to the Severance Pay Law should he was employed by the Company, (iv) a material adverse change in the reporting structure applicable to Consulting Company and/or Mr. Danenberg without their consent, such that the title or position of the person or entity to whom the Consulting Company and/or Mr. Danenberg report is materially reduced from the prior title or position resulting in a material reduction in status or position to the Consulting Company and/or Mr. Danenberg; (v) any material diminution in the Consulting Company’s and/or Mr. Danenberg’s duties, responsibilities or authority, which remains uncured for a period of more than thirty (30) days after written notice of such breach and the Consulting Company’s and/or Mr. Danenberg’s intention to terminate the engagement for “Good Reason” if such breach is not remedied or (vi) any other circumstance that entitles employees to resign under Section 11(a) of Severance Pay Law should Mr. Danenberg was an employee of the Company which remains uncured for a period of more than thirty (30) days after written notice of such breach and the Consulting Company’s and/or Mr. Danenberg’s intention to terminate the engagement for “Good Reason” if such breach is not remedied. If the Consulting Company terminates the engagement as provided herein, then such termination shall be effective immediately without any need to provide a prior notice. Additionally, in case of termination for “Good Reason” the Consulting Company shall be entitled to the Service Fees and all other entitlements (including bonuses as detailed in the Agreement) until the completion of the Term.

5.3	Notwithstanding the foregoing, the Company may, at any time following the Effective Date, terminate this Agreement for Cause immediately by provision of a written notice, (and without the prior written notice referred to above or any payment regarding prior written notice), in which case the termination date of this Agreement shall be the effective date of such notice of immediate termination. For purposes of this Agreement, “Cause” shall mean any of the following circumstances:

5.3.1	Commission of a felonious crime related to the provision of the Services, breach of trust, willful misconduct or gross negligence in the performance of any of the Consulting Company’s or Mr. Danenberg’s duties to the Company or Company’s parent (the “Parent”) which creates or has the potential to create a material adverse effect on the business, reputation or financial condition of the Company, its funds, property, assets, employees, or customers; or

5.3.2	An injunction of receivership and/or dismantling and/or bankruptcy, temporary or permanent, has been issued against Mr. Danenberg or the Consulting Company (as relevant), and/or a creditor settlement request or any similar injunction has been filed against Mr. Danenberg or the Consulting Company; or

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5.3.3	Mr. Danenberg ceases to be a controlling shareholder[1] of the Consulting Company or

5.3.4	Other circumstances that would potentially result in Mr. Danenberg’s being denied severance pay under applicable law, if Mr. Danenberg were an employee of the Company and any of the Affililiates; or

5.3.5	Either the Consulting Company and/or Mr. Danenberg is in breach of their respective obligations regarding confidentiality, non-competition, non-solicitation and intellectual property, as described in this Agreement.

5.4	The Consulting Parties undertake that immediately upon the termination of its engagement with the Company hereunder, for any reason, Consulting Company and Mr. Danenberg shall act as follows:

5.4.1	To promptly deliver and/or return to the Company all the documents, letters, notes, reports and other papers in Consulting Company’s or Mr. Danenberg’s possession and relating to the Services and the fulfillment of its duties, as well as any equipment and/or other property belonging to the Company which was placed at Consulting Company’s or Mr. Danenberg’s disposal; and

5.4.2	To promptly delete any information relating to the Company or its business from Consulting Company’s or Mr. Danenberg’s personal computer, if any; and

5.4.3	To promptly coordinate the termination of the provision of the Services, and to transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable reasonably determined by the Company, to cooperate in transferring all documents and information and all matters with which he dealt during the provisions of the Services to whomever and/or whatever entity the Company instructs, all in a manner reasonably satisfactory to the Company.

6.	Compensation.

6.1	Service Fees: In consideration for the performance of the Consulting Services in accordance with this Agreement, the Company shall pay to the Consulting Company a total monthly payment as set forth on Appendix A (the “Service Fees”). The Company shall pay the Consulting Company the Service Fees on the 10th business day of each month in arrears following the Company’s receipt of the tax invoice from the Consulting Company. The Consulting Company will provide the Company with a proper tax invoice together with a monthly hour log no later than the 5th day of each calendar month in respect of the previous month.

6.2	The Consulting Company is the sole employer of Mr. Danenberg and, in such capacity, the Consulting Company solely shall bear sole responsibility for the payment of Mr. Danenberg’s salary, social and/or other rights as an employee under any law and/or under any agreement and/or collective and/or other arrangement. The Consulting Company undertakes to duly and timely compensate Mr. Danenberg, at its sole expense, a salary and all other payments and benefits required under applicable law, including wages, annual vacation pay, convalescence, advance notice fees social benefits and severance pay. The Consulting Company shall be responsible for the timely payment of all taxes and all other statutory deductions as Mr. Danenberg’s sole employer, including income taxes, national insurance and employee’s part of the pension arrangement. The Consulting Company and Mr. Danenberg are independent consultants and not employed by the Company.

[1]	For purposes of this Agreement, “controlling shareholder” shall mean the power to direct the management and policies of a company whether through the ownership of voting securities, by contract, or otherwise.

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6.3	Reimbursement of General Expenses: In addition to the Service Fees, the Company will reimburse Consulting Company for all reasonable business expenses exclusively and properly incurred by it or by Mr. Danenberg relating directly to performance of the Services in accordance with this Agreement as set forth on Appendix A, including those expenses related to Internet, the use of a mobile phone, indemnification coverage, reimbursement of other business expenses, professional training and professional literature. The Consulting Company shall also be entitled to reimbursement for reasonable expenses for business related vehicle expenses of Mr. Danenberg up to a gross monthly amount as set forth on Appendix A. Reimbursement of such expenses is subject to and conditional upon (i) Mr. Danenberg’s providing the Company with all expenses report and receipts or other supporting documents as the Company may reasonably require in respect of those expenses, (ii) approval of such report by the Company’s Chief Financial Officer or anyone on his behalf and (iii) the Company’s policy for reimbursement of business expenses for strategic consultants (including regarding the expenses amount and payment dates), as such policy may be amended from time to time.

6.4	Expenses related to vehicles: Pursuant to the Company’s compensation policy, the Consulting Company shall also be entitled to reimbursement for reasonable expenses for business related vehicle expenses of Mr. Danenberg up to a gross monthly amount as set forth on Appendix A.

6.5	Updating the Service Fees subject to meeting objectives: The Service Fees may be adjusted upward at the discretion of the Compensation Committee of Parent.

Notwithstanding the foregoing, the Service Fees shall be increased by 10%, upon completion of the uplisting of the Parent on, NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or The New York Stock Exchange, Inc.

In addition to the above, the Service Fees shall be increased by an additional 10% upon completion of the Phase IV study randomized, double-masked study of LO2A versus Alcon’s Systane® Ultra UD, an over-the-counter lubricant eye drop product used to relieve dry and irritated eyes which is intended to evaluate the safety and efficacy of LO2A for symptomatic improvement of DES in 60 adult patients with Sjögren’s.

In addition to the above, the Service Fees shall be increased by NIS 10,000 upon each final closing of a financing of the Parent or the Company during the course of the engagement of the Consulting Company in which the Company raises and actually receives an aggregate amount of USD $4,000,000. For removal of doubt, it is hereby clarified that the financing amounts mentioned above shall exclude any finder’s fees, closing costs, legal and accounting fees, etc. and such costs will not be deemed to be deducted from the financing amounts received in the framework of a financing round when determining the amounts actually received by the Company for purposes of calculating fee increases due to be paid to the Consulting Company under this Section.

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The increased Service Fees as described in this Section 6.5 shall be referred as the Service Fees for all purpose and intent.

For avoidance of any doubt, the increases under this Section 6.5 shall refer to the Service Fees as shall be updated from time to time immediately prior to each increase.

6.6	Transaction Grant: In addition to the above, the Consulting Company will be entitled to 1% of the gross value proceeds (including without limitation cash, stocks, options, compensation, deferred compensation, etc.) received by the Company and/or a Wize Party’s consummation of a Material Transaction during the Employment Period. “Material Transaction” means (i) the sale of a Wize Party, (ii) the sale of all or substantially all of the assets of a Wize Party, (iii) a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than the 50% of the outstanding capital of a Wize Party, (iv) a debt or equity financing transaction consummated by a Wize Party that is deemed to be a Material Transaction by the Parent’s Board of Directors, (v) a licensing agreement between a Wize Party and a third party or (vi) any other transaction deemed to be a Material Transaction by the Parent’s Board of Directors (each a “Transaction Grant” and collectively, the “Transaction Grants”) in its sole discretion. “Wize Party” means the Company, the Parent or an entity that is wholly or partially owned by the Company or the Parent.

The Transaction Grant shall be paid to the Consulting Company 10 days following the receipt of the total net proceeds (whether paid in cash or cash equivalent) to be received by the Company or anyone on its behalf in connection with a Material Transaction.

6.7	Reserved.

6.8	Annual Bonus

The Consulting Company may receive an annual cash bonus at the discretion the Board.

6.9	Directors and Officers Insurance: The Company and the Parent will provide coverage for the Consulting Company and Mr. Danenberg under any Directors and Officers insurance coverage the Company made available to executive officers of the Company and the Parent. In addition, the Company shall indemnify Consulting Company and Mr. Danenberg in advance as customary at the Company and subject to the Company’s Article of Association and the applicable law. The Company shall maintain such Directors and Officers insurance coverage with the same terms and conditions for a period of 7 years after the termination of engagement, including in case of a merger or a change of control, per the Consulting Company’s request.

6.10	For the avoidance of doubt, it is hereby clarified that the Service Fees and the explicit additional benefits described herein represent the total consideration for Services, and the Consulting Company and/or Mr. Danenberg shall not be entitled to any additional consideration, benefit or right of any kind. It is hereby agreed that Value Added Tax shall be added to all amounts mentioned in Section 6.

6.11	Any tax liability in connection with the compensation or benefits according to this Agreement shall be borne solely by the Consulting Company. The Company shall withhold any amounts from payments made to Consulting Company under this Agreement to the extent necessary to comply with any law of the State of Israel, including deduction of tax at source, unless Consulting Company presents thereto the appropriate approvals exempting the Company from so doing.

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6.12	Notwithstanding the above, Section 6 shall be subject to the provisions of the compensation policy for remuneration of the Company officers, as shall be applicable and amended from time to time.

6.13	Clawback Rights The Service Fees, the Transaction Grant and any additional stock based compensation (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the Engagement Period and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to the Consulting Company shall have been determined, the Consulting Company agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Consulting Company. The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. For purposes of this Section 6.14, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7.	Indemnification. The Consulting Company will take all necessary precautions to prevent injury to any persons or damage to property in performing the Services under this Agreement, and will defend, indemnify, and hold the Company and the Affiliates, successors, employees, agents and directors harmless against all claims, losses, liabilities, costs, damages, and expenses (including reasonable attorneys’ fees) resulting from any act, omission or negligence on Consulting Company’s or Mr. Danenberg’s part in the performance or failure to perform the scope of work under this Agreement.

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8.	Confidentiality, Non-Competition, Intellectual Property and IP Assignment

8.1	Contemporaneously with the execution of this Agreement the Consulting Company and Mr. Danenberg shall sign the Non-Disclosure, Non-Competition, Intellectual Property and IP Assignment Agreement (the “Non-Disclosure and Non-Competition Agreement”) in favor of the Company and any subsidiary and the Parent, attached hereto as Appendix C.

8.2	It is acknowledged and agreed that the terms and conditions of this Agreement have been determined in part, inter alia, in consideration of this and the Consulting Company and Mr. Danenberg undertakings under Appendix C and constitute sufficient consideration for the Consulting Company and Mr. Danenberg’s obligations hereunder and thereunder.

9.	Independent Consulting Company Relationship.

9.1	Each of the Consulting Company and Mr. Danenberg acknowledges that the terms of this Agreement and the relationship between the parties were explained to Mr. Danenberg and Mr. Danenberg communicated that he fully understands the Agreement and the relationship. The Company would like to engage the services of Mr. Danenberg and the Company has offered and is willing to engage Mr. Danenberg as an employee of the Company, while Mr. Danenberg has specifically requested that the Company engages him as an external independent contractor through Consulting Company, for his own financial and other considerations and the Company desires to receive Services from Mr. Danenberg.

Each of the Consulting Company and Mr. Danenberg hereby declares and undertakes that its relationship with the Company will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the Company and Consulting Company and/or Mr. Danenberg.

9.2	Consulting Company hereby declares and undertakes that it or Mr. Danenberg is not the agent of Company and each of them (Mr. Danenberg or the Consulting Company) is not authorized to make any representation, contract, or commitment on behalf of the Company without prior explicit written approval from the Company.

9.3	Consulting Company has the sole and complete liability for Mr. Danenberg engagement with the Company as his sole employer in any aspect whatsoever including, inter alia, obligations such as payment of taxes, National Insurance, disability, salary, pension arrangement, social benefits, severance pay, disability insurance and other contributions based on fees paid to Mr. Danenberg. The Company will be entitled to demand evidence from the Consulting Company for such payments. The Consulting Company hereby declares that it has, is and will continue to (a) pay during the Term of this Agreement to Mr. Danenberg all payments, including without limitation, salary, social benefits, as the sole employer of Mr. Danenberg, (b) have a professional liability insurance that covers, inter alia, all services that shall be provided by the Consulting Company through Mr. Danenberg according to this Agreement, omission or negligence on Consulting Company’s or Mr. Danenberg’s part in the performance or failure to perform the scope of work under this Agreement and the Consulting Company has been and is in compliance with all applicable labor law with respect thereto.

9.4	Consulting Company agrees that it and/or Mr. Danenberg will not be entitled to any right or benefit from the Company that derives from employer-employee, or to any right or benefit that the Company may make available to its employees, such as manager insurance/pension fund/group insurance, profit sharing or retirement benefits.

9.5	Consulting Company will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to Consulting Company’s performance of the Services by Mr. Danenberg and receipt of fees under this Agreement. Because Consulting Company is an independent contractor, the Company will not withhold or make payments for National Insurance Institute or obtain worker’s compensation insurance on Consulting Company’s behalf.

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9.6	Consulting Company and Mr. Danenberg, jointly and severally, will indemnify and hold Company harmless from and against all direct damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes (including penalties and interest, and the Company shall be entitled to require Consulting Company to produce evidence of effecting the payments as aforesaid), social security, health insurance or disability insurance or similar items in connection with compensation received by Consulting Company pursuant to this Agreement.

9.7	Consulting Company and Mr. Danenberg undertake that they or anyone on their behalf shall not claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between each of them and the Company, and if it or any one on its behalf or third party does so, it shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with, a claim as aforesaid, including expenses of attorneys and other professionals.

9.8	If, for any reason whatsoever a competent authority, including a judicial body or government authority, determines that the Consulting Company or Mr. Danenberg is the Company’s employee and thus entitled to the benefits of an employee, the following provisions shall apply:

9.8.1	In lieu of the consideration that was paid to the Consulting Company from the commencement of this Agreement, the Consulting Company or Mr. Danenberg shall be deemed only entitled to gross consideration equal to 50% of the consideration paid under this Agreement (the “Adjusted Consideration”) from the date of the commencement of this Agreement. Such Adjusted Consideration reflects the salary as if Mr. Danenberg were and an employee without the additional Company’s cost that was taken into account in order to calculate the compensation as described above (such additional Company’s cost includes without limitation fringe benefits as severance pay, vacation pay, sick leave, social arrangement, travel expenses and payment of national insurance that have been paid by the Company to the Consulting Company through the compensation during the consulting period).

9.8.2	The Consulting Company undertakes to immediately repay to the Company any amount paid from the Commencement Date in excess of the Adjusted Consideration (the “Surplus Sum”), such being linked to the Israeli consumer price index (the base index – the index known on the date of each payment made under this Agreement; the new index – the index known on the date of actual refund by the Consulting Company).

9.8.3	The Company will be entitled to set off the said Surplus Sum (or any part of it) against the sum that is owed to the Consulting Company in accordance with this Agreement, or in accordance with a competent authority’s decision, and this without derogating from the rights of the Company to receive the Surplus Sum.

9.9	The Consulting Parties acknowledge that the Company is entering into this Agreement based, among other things, on the representations and agreements as stated in this Section 9 and the Company relies on their accuracy and completeness and the Consulting Parties’ good faith in providing them and that the compensation according to this Agreement already includes the entire cost of the wage for which Mr. Danenberg was employed as a salaried employee of the Company, including salary, social benefits, severance pay, vacation pay, annual leave.

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10.	General Provisions

10.1	Unless explicitly stated otherwise in this Agreement, the Consulting Parties shall bear all tax liabilities for any payment and or benefit of any kind given by the Company.

10.2	The Company may deduct from any amount it is required to pay to the Consulting Parties hereunder any debt owed to the Company by either Consulting Party.

10.3	In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.4	This Agreement shall be governed by and constructed in accordance with the laws of the State of Israel. The parties hereby expressly consent to the exclusive jurisdiction of the court located in Tel-Aviv, Israel, and all disputes or claims arising out of or related to this Agreement shall be exclusively resolved by the courts located in Tel-Aviv, Israel.

10.5	This Agreement may not be assigned by the Consulting Parties without the Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

10.6	No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right .

10.7	This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

COMPANY:

WIZE PHARMA LTD.

Signature:	/s/ Yossi Keret	Signature:	/s/ Or Eisenberg
Name:	Yossi Keret	Name:	Or Eisenberg
Title:	Director	Title:	Director

WIZE PHARMA, INC., only with
respect to Sections 6.5, 6.6 and 6.13

Signature:	/s/ Yossi Keret	Signature:	/s/ Or Eisenberg
Name:	Yossi Keret	Name:	Or Eisenberg
Title:	Director	Title:	Director

CONSULTING PARTIES:

N. DANENBERG HOLDINGS (2000) LTD.

Signature:	/s/ Noam Danenberg
Name:	Noam Danenberg
Title:

Signature:	/s/ Noam Danenberg
Name:	Noam Danenberg, in his
Individual capacity

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Appendix A

Compensation and Other Benefits

Consulting Parties	N. Danenberg Holdings (2000) LTD. Noam Danenberg
Address of Consulting Parties	Consulting Company: Borochov 4, Hod- Hasharon, Israel Mr. Danenberg: Borochov 4, Hod- Hasharon, Israel
Position	COO (as described in the Agreement)
Appointment percent	80% position (full time)
Commencement Date	April 29, 2018
Service Fee	40,000 NIS, which shall be increased As described in the Agreement.
Bonuses	As described in the Agreement.
General Expenses	5,000 NIS
Car Allowance	4,500 NIS (instead of statutory travel expenses from home to the office and back)
Notice Period	120 days

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Appendix B

Company policy regarding use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of the Company’s 2 computers, internet browsing or Company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). It is additionally forbidden to install any programs on the Company’s computer systems, or make use of any such system to transfer materials unrelated to work or detrimental to the Company, its clients, employees, consultants or any other third party. Misuse of the Company’s computers, internet browsing or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. If in doubt, please refer to the Company’s IT Manager.

2. We would like to clarify that the Company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality, without derogating from work requirements and subject to Section 1 above. Nonetheless, it is important to clarify that due to the nature of the Company computer systems, network operational maintenance requirements, as well as for the implementation of this Section 2, the Company may block certain websites from access, and the Company’s IT Manager may access any computer on the Company’s network, and accordingly, any information found on your computer may be exposed to the Company’s IT Manager and your superiors.

3. In case that the company provides you with an e-mail account for the services, it is exclusively for professional use as required within the scope of your duties relating to providing services and/or position in the Company. Therefore, the Company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox. You are aware, and hereby consent that the Company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the Company or any third party (including violation of the terms above), or in any other case in accordance with the law. Such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. The monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the Company’s computer systems, any security and support service provider which shall replace it in the future, or in accordance with the law, subject to the aforementioned. Accordingly, any information found in the professional electronic mailbox may be accessible to the Company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. At the expiration of your engagement with the Company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the Company. If you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the Company, and so long as such use is made reasonably and in adherence to the Company policy as stated above.

4. It is also clarified that the Company may allow other employees, consultants and other third parties and use the personal laptop / laptop that is given to you for your services. Since the computer, e-mail, corporate network and internet connection are provided for professional purposes only, the Company has the right to disconnect you from such systems at its sole discretion at any time. Without prejudice to the foregoing, it is prohibited to leave these tools and / or to give access to any of these tools without supervision and / or contrary to the Company’s policy. In any case where there is a concern that another party, other than you, has access to these tools (for example, in the event of password disclosure, theft and / or loss), contact the computer administrator immediately.

2 All terms not defined herein shall have the meaning ascribed to them in the Service Agreement.

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5. In addition, you are to avoid using the Internet in general and social networks in particular in a manner that is likely to create the impression that your private use of the social networks is on behalf of the Company and/or or in its name. Thus, for example, it is forbidden to upload pictures or other information connected to the Company or the Company’s events or the Company’s employees, or make use of the Company’s name or any insignia in a manner that indicates that your publication is an official publication of the Company, as opposed to your private publication, upon your own authority. In any event of doubt, you may contact the IT Manager with any questions.

6. For the avoidance of any doubt, the Company’s IT Manager, anyone acting on your behalf, and any other person who has access to the e-mail, computer and the various folders, are to refrain from any use at all of the information therein, including its publication or any other personal use, beyond the purposes delineated in this policy, and to keep this information in strictest confidence.

7. It is preferable, that during your absence from work, for whatever reason, you leave an orderly “out of office” email message with the date of your return and a referral to whomever is substituting for you during the period of your absence.

8. You undertake that, at the termination of your engagement, you transfer the content of the computer and your email account, as is, to the IT Manager. If you wish to delete personal and private files or to remove them from the computer – this shall be done only with the approval of and in coordination with the IT Manager.

9. After termination of your engagement, the Company, by means of the direct supervisor and IT Manager, shall be entitled to access your computer, email account and folders.

10. You are required to keep current regarding the Company’s policy of computer use as will be updated from time to time.

I hereby read and declare I read this Appendix B, understood its provisions and agree thereto.

/s/ Noam Danenberg	Date: 8-20-18

Consulting Company

I hereby confirm that I, Mr. Danenberg, have read this Agreement, understood its terms and agree to be personally bound by all its terms and provisions.

/s/ Noam Danenberg	Date: 8-20-18

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Appendix C – CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This CONFIDENTIALITY AND NON-COMPETE AGREEMENT (this “Agreement”) dated as of August 20, 2018 (the “Effective Date”) among Wize Pharma Ltd. (Registration Number 520033259), an Israel limited liability company with offices at Hanagar 24, PO Box 6653 Hod Hasharon, Israel (the “Company”), N. Danenberg Holdings (2000) Ltd. (Registration Number 512950981), an Israel limited liability Company having its principal place of business at Borochov 4, Hod- Hasharon, Israel (the “Consulting Company”) and Noam Dannenber, an individual residing at Borochov 4, Hod- Hasharon, Israel (“Mr. Danenberg”).

WHEREAS, the Company engages the Consulting Company to provide certain services exclusively through Mr. Danenberg, and the Consulting Company accepts such engagement; and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Consulting Company and Mr. Danenberg (the “Consulting Parties”) are entering into this Undertaking as a condition to consulting agreement with the Company.

NOW, THEREFORE, in consideration of the mutual promises and herein, the Consulting Parties agree as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliates companies, and their respective successors and assigns.

The Consulting Parties agree that during the Term of the Engagement and thereafter, the Consulting Parties shall maintain in complete confidence any matters that relate to the Company, its affairs or business, including regarding the terms and conditions of it engagement, and that it shall not harm its goodwill or reputation, and it agrees to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the Consulting Parties’ obligations and representations and the Company’s rights under this Agreement shall apply retroactively as of the commencement of the parties’ engagement, regardless of the Effective Date.

The Consulting Parties’ obligations under this Agreement derive from the services provided by the Consulting Parties to the Company, along with all matters connected therewith, and the terms and conditions of the Consulting Parties engagement pursuant to the Service Agreement, including its compensation and benefits, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for the Consulting Parties obligations hereunder.

1.	Confidentiality

1.1	The Consulting Parties undertake to maintain the Confidential Information (as defined below) of the Company during the Term of Engagement and after the termination of such, for any reason.

1.2	Without derogating from the generality of the foregoing, the Consulting Parties hereby agree to not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to its engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Consulting Parties are or become informed or aware of during the Term of Engagement, whether or not developed by the Consulting Parties or any one on their behalf.

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1.3	The Consulting Parties undertake not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.4	The Consulting Parties undertake that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Consulting Parties’ relationship with the Company, and thereafter, the Consulting Parties will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5	During the Term of Engagement with the Company the Consulting Parties shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Consulting Parties have an obligation of confidentiality, and the Consulting Parties have not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Consulting Parties have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6	In the event the Consulting Parties breach any of their obligations herein, the Consulting Parties shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/ Non-Solicitation

The Consulting Parties undertake that during the Term of Engagement with the Company and for a period of 6 months following the Termination of Engagement:

2.1	The Consulting Parties shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, in the field of ophthalmology (the “Competitive Occupation”).

2.2	Without derogating from the generality of the foregoing, the Consulting Parties undertake not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of its engagement with the Company or prior thereto.

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2.3	In addition, the Consulting Parties undertake not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.4	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Consulting Company alone or in cooperation with others and shall apply to the participation of the Consulting Company in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3	Intellectual Property, Copyright and Patents

3.1	The Consulting Parties hereby acknowledge and agree that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Consulting Parties (whether solely or jointly with others) during the term of engagement; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how (including during the period prior to commencement of engagement and prior to incorporation of the Company) (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	The Consulting Parties acknowledge and agree that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Consulting Parties hereby irrevocably assign to the Company or its designee and shall assign all right, title and interest the Consulting Parties may have or may acquire in and to Company IPR upon its creation. The Consulting Parties acknowledge and agree that no rights relating to any Company IPR are reserved to Consulting Company.

The Consulting Parties will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation,  executing, verifying  and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Consulting Parties’ relationship with the Company, all for no additional consideration, provided that the Consulting Parties shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure the Consulting Parties signatures on any document required, the Consulting Parties hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

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3.3	The Consulting Parties irrevocably confirm that the consideration explicitly set forth in the Service Agreement between the Consulting Parties and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Consulting Parties irrevocably waive any legal right he may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

3.4	The Consulting Parties represent and warrant that upon execution hereof, it has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Consulting Parties undertake to not incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	The Consulting Parties undertake to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by it or personnel of the Company or its successors who are subordinate to it, immediately upon the discovery thereof.

3.6	The Consulting Parties obligations pursuant to this Section 3 shall survive the termination of engagement with the Company or its successors and assigns with respect to inventions conceived by Consulting Company during the term of its engagement or as a result of its engagement with the Company.

4.	The Consulting Parties acknowledge that the restricted period of time and geographical are as specified hereunder are reasonable, in view of his position and the nature of the business in which the Company is engaged, the Consulting Company’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Consulting Parties acknowledge that the compensation and benefits granted to it by the Company under the Service Agreement were determined, inter alia, in consideration for his obligations under this Undertaking.

5.	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

6.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Service Agreement.

7.	This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

[Signature page follows]

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IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

COMPANY:

WIZE PHARMA LTD.

Signature:	/s/ Yossi Keret	Signature:	/s/ Or Eisenberg
Name:	Yossi Keret	Name:	Or Eisenberg
Title:	Director	Title:	Director

CONSULTING PARTIES:

N. DANENBERG HOLDINGS (2000) LTD.

Signature:	/s/ Noam Danenberg
Name:	Noam Danenberg
Title:

Signature:	/s/ Noam Danenberg
Name:	Noam Danenberg, in his
Individual capacity

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